Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

Cypress Reports Fourth-Quarter and Year-End 2009 Results

•	Q4 results exceeded guidance and current Street consensus

•	Gross margin percentage at highest level since the fourth quarter of 2000

•	Cash from operations totaled $75.3 million

•	TrueTouch™ touchscreen controller results continue to exceed expectations

•	Q1 revenue expected to exceed current Street consensus and internal plan

SAN JOSE, Calif., January 28, 2010—Cypress Semiconductor Corp. (NASDAQ: CY) today announced that revenue for the 2009 fourth quarter was $194.0 million, up 8.5% from $178.7 million for the prior quarter, and up 17.5% from $165.1 million for the year-ago period.

Cypress recorded GAAP net income of $2.9 million in the 2009 fourth quarter, or diluted earnings per share of $0.02. This compares with last quarter’s diluted net loss per share of $0.13 and a diluted net loss per share in the year-ago fourth quarter of $2.88.

Non-GAAP1 net income for the 2009 fourth quarter—excluding stock-based compensation, acquisition-related charges, restructuring and other special charges and credits—totaled $31.7 million, or diluted earnings per share of $0.16. That compares with non-GAAP1 diluted earnings per share of $0.10 for the prior quarter and a diluted net loss per share of $0.08 for the year-ago fourth quarter.

For the fiscal year 2009, Cypress posted total revenue of $667.8 million, a decrease of 12.8% from fiscal year 2008 revenue of $765.7 million. On a GAAP basis, Cypress’s fiscal year 2009 diluted net loss per share was $1.03, compared with a diluted net loss per share of $1.89 in 2008. On a non-GAAP1 basis, Cypress’s fiscal year 2009 diluted earnings per share was $0.10, compared with diluted earnings per share of $0.20 in 2008.

Cypress President and CEO T.J. Rodgers said, “We are pleased to report a strong sequential revenue increase of 8.5% in what is seasonally a down quarter. The growth occurred in all core divisions. We exceeded the upper end of our guidance due to both strong growth in our PSoC®-based touchscreen products and strength in our high-performance SRAM business. We continue to achieve significant design wins with our proprietary products—especially our TrueTouch™ touchscreen products.

“Customers are providing increased booking visibility into Q1 and Q2, and our semiconductor book-to-bill ended Q4 at 1.13—a significant milestone since we rarely have a positive book-to-bill entering Q1 due to consumer seasonality. Lead times have not increased and we see no signs of double ordering.

“Fiscal year 2009 was unprecedented. The semiconductor industry and Cypress did not emerge unscathed. However, we are proud that our focus on programmable products and our financial discipline have allowed us to exceed our internal plan for gross profit margin, operating expenses, net income, earnings per share and cash flow. Our stock performance has responded by increasing 136% in 2009 and outperforming all major market indexes by at least 2x. We enter 2010 with zero debt and $333 million in cash equivalents and investments.

“While we can’t predict where the economy will go in 2010, we are seeing positive signs from our customer base, increased bookings and backlog, strong design wins, low levels of inventory and a very rational supply chain.

“We enter 2010 with the strongest new product portfolio in the company’s history, led by our flagship PSoC family and by strength in our industry-leading SRAM and USB families. In addition, investments in our Emerging Technology Division3 will begin to realize increased revenue in the second half of 2010. Customer acceptance of our new products remains very strong, and we are pleased with the high-profile design wins that we are booking in the handset market and other end markets served by our touchscreen controllers. Our next-generation PSoC family, comprising the revolutionary PSoC 3 and PSoC 5 embedded solutions, are off to a strong start with robust initial design wins. Together these new families significantly expand Cypress’s addressable market 10x from $1.5 billion for PSoC 1 to more than $15 billion for PSoC 1, PSoC 3 and PSoC 5. The new architectures offer powerful precision analog, as well as unparalleled programmable analog and digital integration, allowing us to drive many years of increased sales.”

BUSINESS REVIEW

+ Non-GAAP1 consolidated gross margin for the fourth quarter was 53.9%, up 2.0 percentage points from the previous quarter. The increase was due mainly to increased manufacturing efficiencies and product mix. Excluding Emerging Technologies3 , our Core Semiconductor4 non-GAAP gross margin was 55.2%, up 1.5 percentage points sequentially.

+ On a GAAP basis, fourth-quarter consolidated gross margin was 48.9%, up 1.6 percentage points from the previous quarter. Our Core Semiconductor4 gross margin on a GAAP basis was 51.6%.

+ Fourth-quarter net inventory increased slightly quarter-on-quarter, as expected due to stronger than expected revenue estimates for Q1 and included $5.6 million of stock-based compensation capitalized in inventory. Net inventory decreased 20.6% on a year-over-year basis.

+ Cash and investments totaled $333 million, or $2.15 per basic share.

Additional fourth-quarter and annual data and comparisons relevant to Cypress’s business units are presented below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

January 3, 2010

	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	81.7	25.6	84.3	191.6	2.4	194.0
Percentage of total revenues	42.1%	13.2%	43.5%	98.8%	1.2%	100%

GROSS MARGIN (%)
On a GAAP basis	54.2%	61.7%	46.1%	51.6%	<166.4> %	48.9%
On a non-GAAP[1] basis	57.8%	65.3%	49.7%	55.2%	<52.9> %	53.9%

THREE MONTHS ENDED September 27, 2009
	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	78.8	25.1	71.7	175.6	3.1	178.7
Percentage of total revenues	44.1%	14.0%	40.1%	98.2%	1.8%	100.0%

GROSS MARGIN (%)
On a GAAP basis	49.5%	64.2%	43.4%	49.1%	(53.1)%	47.3%
On a non-GAAP[1] basis	54.1%	68.8%	48.0%	53.7%	(48.5)%	51.9%

TWELVE MONTHS ENDED January 3, 2010
	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	274.9	96.6	288.2	659.7	8.1	667.8
Percentage of total revenues	41.2%	14.5%	43.2%	98.8%	1.2%	100%

GROSS MARGIN (%)
On a GAAP basis	45.7%	57.1%	34.2%	42.4%	<110.4> %	40.5%
On a non-GAAP[1] basis	51.7%	63.3%	40.7%	48.6%	<72.6> %	47.1%

TWELVE MONTHS ENDED

December 28, 2008

	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	315.7	129.9	312.4	758.0	7.7	765.7
Percentage of total revenues	41.2%	17.0%	40.8%	99.0%	1.0%	100%

GROSS MARGIN (%)
On a GAAP basis	43.9%	64.0%	37.3%	44.6%	14.6%	44.3%
On a non-GAAP[1] basis	48.7%	67.9%	41.6%	49.1%	16.0%	48.7%

1.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.
2.	CCD – Consumer and Computation Division; DCD—Data Communications Division; MID—Memory and Imaging Division.
3.	“Emerging Technologies” – Business outside our core semiconductor businesses outlined in footnote 4. Includes wholly owned subsidiaries Cypress Envirosystems, AGIGA Tech and other.
4.	“Core Semiconductor” – Includes CCD, DCD and MID divisions and excludes “Emerging Technologies.”

FOURTH-QUARTER 2009 HIGHLIGHTS

+ Programmable and proprietary products accounted for a record 84% of Cypress’s revenue in the fourth quarter, up from 83% of revenue in the third quarter.

+ Cypress recorded first revenue on its PSoC 3 architecture and shipped the first samples of its PSoC 5 architecture during the fourth quarter. The 8-bit, 8051-based PSoC 3 product has 7.5 times more computing power than PSoC 1. The 32-bit, ARM® Cortex™-M3-based PSoC 5 has 25 times more computing power than PSoC 1. The Analog to Digital Converters on PSoC 3 and PSoC 5 are 256 times more accurate and 10- to 30-times faster than PSoC 1, and there are 10 times more programmable logic gates available.

+ Cypress has seen wide adoption of its new PSoC 3 and PSoC 5 architectures, along with the new revolutionary PSoC Creator™ Integrated Development Environment (IDE), since introducing the new platform in September 2009. Since then, Cypress has sold more than 2,000 PSoC 3 and PSoC 5 development kits and has had more than 3,000 downloads of the supporting PSoC Creator IDE. This has generated hundreds of active opportunities on the new architectures, and many major design wins that will begin ramp to revenue in late 2010.

+ EDN Magazine named Cypress’s PSoC 3 and PSoC 5 architectures to its “Hot 100 Products” list for 2009. EDN also named the AGIGARAM™ nonvolatile RAM system from Cypress’s subsidiary, AGIGA Tech, to its list of hot products.

+ Cypress’s TrueTouch touchscreen solution has been designed into the KDDI SH003 touchscreen phone and two SoftBank phones manufactured by Sharp Communication Systems Group, continuing the strong penetration into Top Tier global handset OEMs. Powered by PSoC, TrueTouch is a fully integrated touchscreen solution that allows dozens of gestures to be programmed in software.

+ Cypress introduced a touchscreen device driver supporting Google’s Android™ mobile handset platform. The solution gives handset and notebook PC designers working with the Android OS or other Linux-based operating systems a quick and easy path to high-performance touchscreen interfaces.

+ Cypress has demonstrated a tablet-sized capacitive touchscreen technology with 10-finger tracking capability. A video at www.cypress.com/go/tabletvideo features a demonstration of a user manipulating multiple pictures on the screen simultaneously. The technology is based on Cypress’s industry-leading TrueTouch touchscreen solution and will power touchscreens between 7 and 17 inches with full motion support. The inclusion of multi-touch support in the Windows® 7 operating system has opened up the large laptop, netbook and tablet PC market to touchscreen interfaces.

+ Cypress introduced a new line of low-power, 1.8-volt CapSense® capacitive touch-sensing devices designed to extend battery life in handheld consumer products. CapSense provides a robust user interface with best-in-class noise immunity for thousands of consumer electronics and white goods products.

+ Cypress introduced SmartSense™, an automatic tuning solution for its CapSense capacitive touch-sensing devices. SmartSense dynamically detects and adjusts a system’s capacitive-sensing parameters, eliminating the need for manual tuning, accelerating design cycles and ensuring that manufacturing variations do not impact performance.

+ Cypress introduced the CY8C28xxx, an enhanced version of its PSoC 1 device that enables more advanced mixed-signal and sensing applications, supports faster capacitive touch-sensing interfaces, and offers more sophisticated I2C integration. The device targets industrial control, communications devices and white goods.

+ Cypress introduced the PSoC 3 Precision Analog Voltmeter Demo Kit, highlighting the broad precision analog capabilities of its new PSoC 3 architecture. The kit enables designers to use configurable analog components, including the 20-bit Delta Sigma ADC, in the PSoC Creator IDE to build industrial and consumer sensors, and glucose meters among other analog applications. Cypress also introduced two PSoC 3 evaluation kits to simplify the design of LCD Segment Drive applications.

+ Cypress unveiled 30 new example projects for its PSoC 3 programmable system-on-chip architecture. The example projects—downloadable for free from the Cypress Solutions Library at www.cypress.com/solutions—demonstrate to embedded designers how to integrate a variety of functions into designs more quickly with easily replicated, robust intellectual property (IP) elements.

+ Cypress’s PowerPSoC® family of integrated power controllers won the European Electronic Industry’s 2009 Elektra Award for “Power Systems Product of the Year.” PowerPSoC is the industry’s first single-chip solution that both drives and controls LEDs.

+ Cypress launched Turbo-MTP™ 2.0, an upgraded West Bridge® MTP module with faster sideloading speeds. Users can transfer a movie from a PC to their handheld device in less than 45 seconds—four times faster than the next-best alternative. West Bridge continues to be the only solution for MTP, which allows a handheld device to auto-sync, eliminating the need for tedious file copying. To see a demo of this sideloading solution with Google’s Android OS, go to www.cypress.com/go/video.

+ Cypress Envirosystems and Adura Technologies will jointly sell an energy-saving solution for commercial buildings that combines Cypress Envirosystems’ Wireless Pneumatic Thermostat for controlling heating and air conditioning systems with the Adura LightPoint System™, which manages building lighting.

+ Cypress Envirosystems and Invensys Operations Management, a maker of technology system software, have formed a technology alliance to ensure interoperability between Cypress Envirosystems’ wireless monitoring and control solutions and Invensys’ Wonderware® plant monitoring software.

+ Cypress began trading its stock on the NASDAQ on November 12, shifting from the New York Stock Exchange.

+ Cypress raised more than $700,000 in donations for the Second Harvest Food Bank’s annual Holiday Food and Fund Drive. Ninety-five percent of donations that the organization receives go toward feeding hungry people in Santa Clara and San Mateo Counties.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch™ solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the first quarter of 2010 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the state and future of the economy, the strength and growth of our proprietary and programmable products, especially PSoC and TrueTouch, our expectations regarding our Q110 revenue, our expected increase in our SRAM market share, positive signs gleaned from the ordering patterns of our customers, expected revenue growth, the demand and growth in the markets we serve, visibility in the markets we serve, our expectations regarding design wins, our bookings, profit and revenue, and our expected revenue from our Emerging Technology Division. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the state of and future of the global economy, business conditions and growth trends in the semiconductor market, seasonality in the markets we serve, our ability to achieve lower operating expenses and maintain a solid balance sheet, the actions of our competitors, our ability to develop and roll out new products, the behavior of our supply chain, our ability to manage our business to have strong earnings and cash flow leverage, factory utilization, whether our products perform as expected, whether the demand for our proprietary and programmable products, including especially our PSoC and TrueTouch products, is fully realized, whether our design wins result in increased sales, customer acceptance of Cypress and its subsidiaries’ products, whether the expected growth in the markets we serve materializes, our ability to maintain and improve our gross margins and realize our bookings, the financial performance of our subsidiaries and Emerging Technology Division, our ability to outgrow the market in revenue once the economy recovers and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, PSoC, CapSense and West Bridge are registered trademarks of Cypress Semiconductor Corp. Programmable System-on-Chip, PSoC Creator, PowerPSoC, SmartSense, TrueTouch and Turbo-MTP are trademarks of Cypress Semiconductor Corp. ARM is a registered trademark and Cortex a trademark of ARM Ltd. Android is a trademark of Google Inc. Adura LightPoint System is a trademark of Adura Technologies. Windows is a registered trademark of Microsoft Corp. Wonderware is a registered trademark of Invensys plc, its subsidiaries or affiliates. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 3, 2010	December 28, 2008
ASSETS

Cash, cash equivalents and short-term investments (a)	$299,642	$237,792
Accounts receivable, net	86,959	91,943
Inventories, net (b) (d)	91,198	114,862
Property, plant and equipment, net	272,513	296,789
Goodwill and other intangible assets	46,963	50,513
Other assets	117,020	136,833

Total assets	$914,295	$928,732

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$61,712	$42,570
Deferred income	75,881	82,465
Convertible debt (c)	—	27,023
Income tax liabilities	48,149	26,800
Other accrued liabilities	98,169	111,447

Total liabilities	283,911	290,305
Stockholders’ equity (d)	630,384	638,427

Total liabilities and stockholders’ equity	$914,295	$928,732

(a)	Cash, cash equivalents and short-term investments do not include $33 million and $35 million of auction rate securities, which are classified as long-term investments in “Other assets” as of January 3, 2010 and December 28, 2008.
(b)	Net inventories included approximately $12 million and $20 million as of January 3, 2010 and December 28, 2008, respectively related to the last-time-build program for Cypress’s Texas manufacturing facility, which ceased operations at the end of fiscal 2008. In addition, inventories include $6 million and $11 million of capitalized inventories related to SFAS No.123(R) now referred to as ASC 718, as of January 3, 2010 and December 28, 2008, respectively.
(c)	As adjusted due to the implementation of FSB ASP 14-1 now referred to as ASC 470-20, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”
(d)	During the third quarter of 2009, we identified historically immaterial errors related to the value of our raw material inventory balances located in the Philippines. The Company has determined that these errors were not material to any of the individual prior periods presented and accordingly, the financial statements as of December 28, 2008 have been recast to correct for the immaterial errors in accordance with SAB 108.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 3, 2010	September 27, 2009	December 28, 2008	January 3, 2010	December 28, 2008
Revenues	$193,974	$178,719	$165,073	$667,786	$765,716
Cost of revenues (c)	99,059	94,184	104,599	397,204	426,283

Gross margin (a)	94,915	84,535	60,474	270,582	339,433
Operating expenses (credits):
Research and development (a)	39,685	43,162	49,585	181,189	193,522
Selling, general and administrative (a)	50,696	55,116	50,803	219,602	248,577
Amortization of acquisition-related intangibles	817	834	1,550	3,804	5,830
Impairment of goodwill	—	—	351,257	—	351,257
Gains on divestitures	—	—	—	—	(9,966)
Restructuring charges	774	7,335	9,401	15,242	21,643

Total operating expenses, net	91,972	106,447	462,596	419,837	810,863

Operating income (loss)	2,943	(21,912)	(402,122)	(149,255)	(471,430)
Interest and other income (expense), net (a) (b)	1,578	2,492	(14,505)	4,685	160,097

Income (loss) from continuing operations before income taxes and minority interest	4,521	(19,420)	(416,627)	(144,570)	(311,333)
Income tax benefit (provision)	(1,669)	(236)	2,416	(5,854)	(7,929)

Income (loss) from continuing operations	2,852	(19,656)	(414,211)	(150,424)	(319,262)
Income (loss) from discontinued operations, net of taxes and minority interest	—	—	(809)	—	34,386

Net income (loss)	$2,852	$(19,656)	$(415,020)	$(150,424)	$(284,876)

Basic net income (loss) per share:
Continuing operations	$0.02	$(0.13)	$(2.87)	$(1.03)	$(2.12)
Discontinued operations	—	—	(0.01)	—	0.23

Basic net income (loss) per share	$0.02	$(0.13)	$(2.88)	$(1.03)	$(1.89)

Diluted net income (loss) per share:
Continuing operations	$0.02	$(0.13)	$(2.87)	$(1.03)	$(2.12)
Discontinued operations	—	—	(0.01)	—	0.23

Diluted net income (loss) per share	$0.02	$(0.13)	$(2.88)	$(1.03)	$(1.89)

Shares used in per-share calculation:
Basic	154,798	151,784	144,212	145,611	150,447
Diluted	184,297	151,784	144,212	145,611	150,447

(a) Includes the following credit (expense) related to Cypress’s deferred compensation plan:
Gross margin	$(57)	$(268)	$562	$(516)	$2,129
Research and development	$(63)	$(737)	$1,753	$(1,454)	$3,560
Selling, general and administrative	$(417)	$(1,670)	$4,064	$(3,168)	$5,437
Interest and other income (expense), net	$1,000	$2,514	$(5,935)	$5,150	$(10,643)

(b)	As adjusted due to the implementation of FSB ASP 14-1 now referred to as ASC 470-20, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”
(c)	During the third quarter of 2009, we identified historically immaterial errors related to the value of our raw material inventory balances located in the Philippines. The Company has determined that these errors were not material to any of the individual prior periods presented and accordingly, the financial statements for three months and twelve months ended December 28, 2008 have been recast to correct for the immaterial errors in accordance with SAB 108.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended January 3, 2010
					Emerging
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Technologies (d)	Consolidated
GAAP gross margin	$44,286	$15,768	$38,819	$98,873	$(3,958)	$94,915
Stock-based compensation expense	2,967	927	3,058	6,952	86	7,038
Other (f)	—	—	—	—	2,615	2,615

Non-GAAP gross margin	$47,253	$16,695	$41,877	$105,825	$(1,257)	$104,568

	Three Months Ended September 27, 2009
					Emerging
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Technologies (d)	Consolidated
GAAP gross margin	$39,000	$16,107	$31,088	$86,195	$(1,660)	$84,535
Stock-based compensation expense	3,657	1,165	3,328	8,150	145	8,295
Other acquisition-related expense	—	—	—	—	—	—

Non-GAAP gross margin	$42,657	$17,272	$34,416	$94,345	$(1,515)	$92,830

	Three Months Ended December 28, 2008

					Emerging
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Technologies (d)	Consolidated
GAAP gross margin (e)	$24,683	$18,388	$18,112	$61,183	$(709)	$60,474
Stock-based compensation expense	2,539	1,075	2,360	5,974	39	6,013
Write down of final build inventory	2,475	—	—	2,475	—	2,475
Other acquisition-related expense	12	—	1,385	1,397	1	1,398

Non-GAAP gross margin	$29,709	$19,463	$21,857	$71,029	$(669)	$70,360

	Twelve Months Ended January 3, 2010
					Emerging
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Technologies (d)	Consolidated
GAAP gross margin	$125,701	$55,115	$98,722	$279,538	$(8,956)	$270,582
Stock-based compensation expense	16,431	6,015	17,908	40,354	444	40,798
Other (f)	—	—	—	—	2,614	2,614
Changes in value of deferred compensation plan	—	—	—	—	5	5
Other acquisition-related expense	—	—	559	559	—	559

Non-GAAP gross margin	$142,132	$61,130	$117,189	$320,451	$(5,893)	$314,558

	Twelve Months Ended December 28, 2008
					Emerging
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Technologies (d)	Consolidated
GAAP gross margin (e)	$138,698	$83,121	$116,490	$338,309	$1,124	$339,433
Stock-based compensation expense	11,889	4,759	11,094	27,742	208	27,950
Impairment of assets	648	292	769	1,709	25	1,734
Write down of final build inventory	2,475	—	—	2,475	—	2,475
Other acquisition-related expense	15	—	1,600	1,615	—	1,615
Changes in value of deferred compensation plan	—	—	—	—	(132)	(132)

Non-GAAP gross margin	$153,725	$88,172	$129,953	$371,850	$1,225	$373,075

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.
(b)	CCD - Consumer and Computation Division; DCD - Data Communications Division; MID - Memory and Imaging Division.
(c)	“Core Semi” – Includes CCD, DCD and MID divisions and excludes “Emerging Technologies.”
(d)	“Emerging Technologies” – Business outside our core semiconductor businesses outlined in footnote (c). Includes wholly owned subsidiaries Cypress Envirosystems, AGIGA Tech and other.
(e)	During the third quarter of 2009, we identified historically immaterial errors related to the value of our raw material inventory balances located in the Philippines. The Company has determined that these errors were not material to any of the individual prior periods presented and accordingly, the financial statements for three months and twelve months ended December 28, 2008 have been recast to correct for the immaterial errors in accordance with SAB 108.
(f)	Includes license royalties applicable to the total Company.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 3, 2010	September 27, 2009	December 28, 2008	January 3, 2010	December 28, 2008
GAAP research and development expenses	$39,685	$43,162	$49,585	$181,189	$193,522
Stock-based compensation expense	(6,498)	(7,680)	(13,018)	(37,537)	(39,089)
Other acquisition-related expense	(8)	(16)	(1,442)	(75)	(1,601)
Gain on sale of long-term asset	2,437	—	—	2,437	—
Changes in value of deferred compensation plan	27	(51)	433	(135)	584

Non-GAAP research and development expenses	$35,643	$35,415	$35,558	$145,879	$153,416

GAAP selling, general and administrative expenses	$50,696	$55,116	$50,803	$219,602	$248,577
Stock-based compensation expense	(11,677)	(14,701)	(10,340)	(63,477)	(55,306)
Other acquisition-related expense	(6)	(22)	(267)	(52)	(1,663)
Changes in value of deferred compensation plan	2	(4)	(115)	(46)	147
Release of allowance for uncollectible employee loans	—	—	70	—	198

Non-GAAP selling, general and administrative expenses	$39,015	$40,389	$40,151	$156,027	$191,953

GAAP operating income (loss)	$2,943	$(21,912)	$(402,122)	$(149,255)	$(471,430)
Stock-based compensation expense	25,213	30,676	29,371	141,812	122,345
License royalty	2,615	—	—	2,614	—
Acquisition-related expense:
Impairment of goodwill	—	—	351,257	—	351,257
Amortization of acquisition-related intangibles	817	834	1,550	3,804	5,830
Other acquisition-related expense	16	38	3,107	683	4,879
Gain on sale of long-term asset	(2,437)	—	—	(2,437)	—
Write down of final build inventory	—	—	2,475	—	2,475
Changes in value of deferred compensation plan	(29)	55	(318)	186	(863)
Release of allowance for uncollectible employee loans	—	—	(70)	—	(198)
Impairment of assets	—	—	—	—	1,734
Gains on divestitures	—	—	—	—	(9,966)
Restructuring charges	774	7,335	9,401	15,242	21,643

Non-GAAP operating income (loss)	$29,912	$17,026	$(5,349)	$12,649	$27,706

GAAP net income (loss)	$2,852	$(19,656)	$(415,020)	$(150,424)	$(284,876)
Stock-based compensation expense	25,213	30,676	29,371	141,812	122,345
License royalty	2,615	—	—	2,614	—
Acquisition-related expense:
Impairment of goodwill	—	—	351,257	—	351,257
Amortization of acquisition-related intangibles	817	834	1,550	3,804	5,830
Other acquisition-related expense	16	38	3,107	683	4,879
Gain on sale of long-term asset	(2,437)	—	—	(2,437)	—
Write down of final build inventory	—	—	2,475	—	2,475
Changes in value of deferred compensation plan	(29)	55	(318)	186	(863)
Release of allowance for uncollectible employee loans	—	—	(70)	—	(198)
Impairment of assets	—	—	—	—	1,734
Gains on divestitures	—	—	—	—	(9,966)
Restructuring charges	774	7,335	9,401	15,242	21,643
Investment-related gains/losses	486	674	9,433	3,257	38,536
Gain on sale of Sunpower shares	—	—	—	—	(192,048)
Tax effects	1,438	(707)	(3,201)	3,006	6,285
Income (loss) from discontinued operations	—	—	809	—	(34,386)

Non-GAAP net income (loss)	$31,745	$19,249	$(11,206)	$17,743	$32,647

GAAP net income (loss) per share - basic	$0.02	$(0.13)	$(2.88)	$(1.03)	$(1.89)
Stock-based compensation expense	0.16	0.20	0.20	0.97	0.81
License royalty	0.02	—	—	0.02	—
Acquisition-related expense:
Impairment of goodwill	—	—	2.44	—	2.33
Amortization of acquisition-related intangibles	0.01	0.01	0.01	0.03	0.04
Other acquisition-related expense	—	—	0.02	—	0.03
Gain on sale of long-term asset	(0.02)	—	—	(0.02)	—
Write down of final build inventory	—	—	0.02	—	0.02
Changes in value of deferred compensation plan	—	—	—	—	(0.01)
Impairment of assets	—	—	—	—	0.01
Gains on divestitures	—	—	—	—	(0.07)
Restructuring charges	0.01	0.05	0.07	0.10	0.14
Investment-related gains/losses	—	—	0.07	0.02	0.26
Gain on sale of Sunpower shares	—	—	—	—	(1.28)
Tax effects	0.01	—	(0.02)	0.02	0.04
Non-GAAP share count adjustment	—	—	(0.02)	0.01	0.02
(Income) loss from discontinued operations	—	—	0.01	—	(0.23)

Non-GAAP net income (loss) per share - basic	$0.21	$0.13	$(0.08)	$0.12	$0.22

GAAP net income (loss) per share - diluted	$0.02	$(0.13)	$(2.88)	$(1.03)	$(1.89)
Stock-based compensation expense	0.14	0.20	0.20	0.97	0.74
License royalty	0.01	—	—	0.02	—
Acquisition-related expense:
Impairment of goodwill	—	—	2.44	—	2.11
Amortization of acquisition-related intangibles	—	0.01	0.01	0.03	0.04
Other acquisition-related expense	—	—	0.02	—	0.03
Gain on sale of long-term asset	(0.01)	—	—	(0.02)	—
Write down of final build inventory	—	—	0.02	—	0.01
Changes in value of deferred compensation plan	—	—	—	—	(0.01)
Impairment of assets	—	—	—	—	0.01
Gains on divestitures	—	—	—	—	(0.06)
Restructuring charges	—	0.05	0.07	0.10	0.13
Investment-related gains/losses	—	—	0.07	0.02	0.23
Gain on sale of Sunpower shares	—	—	—	—	(1.16)
Tax effects	0.01	—	(0.02)	0.02	0.04
Non-GAAP share count adjustment	(0.01)	(0.03)	(0.02)	(0.01)	0.18
(Income) loss from discontinued operations	—	—	0.01	—	(0.20)

Non-GAAP net income (loss) per share - diluted	$0.16	$0.10	$(0.08)	$0.10	$0.20

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended						Twelve Months Ended
	January 3, 2010		September 27, 2009		December 28, 2008		January 3, 2010		December 28, 2008
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income (loss) from continuing operations	$2,852	$31,745	$(19,656)	$19,249	$(414,211)	$(11,206)	$(150,424)	$17,743	$(319,262)	$32,647
Income (loss) from continuing operations for diluted computation	2,852	31,745	(19,656)	19,249	(414,211)	(11,206)	(150,424)	17,743	(319,262)	32,647
Income (loss) from discontinued operations	—	—	—	—	(809)	—	—	—	34,386	—

Net income (loss) for diluted computation	$2,852	$31,745	$(19,656)	$19,249	$(415,020)	$(11,206)	$(150,424)	$17,743	$(284,876)	$32,647

Weighted-average common shares outstanding (basic)	154,798	154,798	151,784	151,784	144,212	144,212	145,611	145,611	150,447	150,447
Effect of dilutive securities:
Convertible debt	—	—	—	1,922	—	—	—	—	—	1,430
Warrants	—	—	—	1,674	—	—	—	481	—	125
Stock options, unvested restricted stock and other	29,499	38,854	—	42,585	—	—	—	37,156	—	14,232

Weighted-average common shares outstanding for diluted computation	184,297	193,652	151,784	197,965	144,212	144,212	145,611	183,248	150,447	166,234

Net income (loss) per share - basic:
Continuing operations	$0.02	$0.21	$(0.13)	$0.13	$(2.87)	$(0.08)	$(1.03)	$0.12	$(2.12)	$0.22
Discontinued operations	—	—	—	—	(0.01)	—	—	—	0.23	—

Net income (loss) per share - basic	$0.02	$0.21	$(0.13)	$0.13	$(2.88)	$(0.08)	$(1.03)	$0.12	$(1.89)	$0.22

Net income (loss) per share - diluted:
Continuing operations	$0.02	$0.16	$(0.13)	$0.10	$(2.87)	$(0.08)	$(1.03)	$0.10	$(2.12)	$0.20
Discontinued operations	—	—	—	—	(0.01)	—	—	—	0.23	—

Net income (loss) per share - diluted	$0.02	$0.16	$(0.13)	$0.10	$(2.88)	$(0.08)	$(1.03)	$0.10	$(1.89)	$0.20

	January 3,		September 27,		December 28,		January 3,		December 28,
	2010		2009		2008		2010		2008
Average stock price for the period ended	$9.80		$10.20		$4.45		$8.33		$4.13

Common stock outstanding at period end (in thousands) Excluding unvested restricted stock awards of approximately 2.4 million and 2.5 million shares at January 3, 2010 and September 27, 2009, respectively. None at December 28, 2008.	159,382		155,376		136,502		159,382		136,502

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA FOR CONTINUING OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 3,	September 27,	December 28,	January 3,	December 28,
	2010	2009	2008	2010	2008
Selected Cash Flow Data (Preliminary):
Net cash provided by (used in) operating activities	$75,275	$24,301	$49,456	$89,303	$110,717
Net cash provided by (used in) investing activities	$(5,424)	$(29,333)	$42,639	$(43,126)	$337,376
Net cash provided by (used in) financing activities	$(17,407)	$(16,696)	$(138,112)	$(7,368)	$(1,051,787)

Other Supplemental Data (Preliminary):
Capital expenditures	$7,545	$6,823	$8,082	$25,823	$42,132
Depreciation	$12,370	$11,969	$14,728	$50,870	$66,415

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investment in Cypress’s common stock under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) gain on sale of SunPower common stock, (2) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature, and (3) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	License Royalty.

License royalty represents the historical impact of a license agreement signed in the fourth quarter of 2009. These historical costs are excluded from Cypress’s non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Gains on divestitures and long-term assets.

Cypress recognizes gains resulting from the exiting or sale of certain non-strategic businesses and long-term assets that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Impact of FSP APB 14-1

During the first quarter of fiscal 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash upon Conversion,” which specified that Cypress that Cypress should separately account for the liability and equity components of the instruments. The adoption required the retrospective application of the FSP and we recorded additional non-cash interest expense. These costs are excluded from the non-GAAP financial measures because such non-cash expenses have not historically occurred in every quarter, which would affect the ability of investors to compare Cypress’s period-over-period operating results. In addition, management does not believe that this item is indicative of the ongoing operating performance of Cypress’s business.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) impairment of goodwill, (2) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, (3) a settlement loss resulted from the cancellation of a licensing agreement with Simtek following the acquisition, and (4) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Income (loss) from discontinued operations.

Cypress completed the spin-off of SunPower in the fourth quarter of fiscal 2008 and restated the financial statements to present SunPower as discontinued operations for all periods. Management no longer evaluates SunPower’s results and therefore believes that it is appropriate to exclude SunPower from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over period operating results on a stand-alone basis.

•	Release of allowance for uncollectible employee loans.

The allowance for uncollectible employee loans is related to outstanding employee loans under Cypress’s stock purchase assistance plan. Management releases a portion of the allowance based on a review of the status of the outstanding loans. Management excludes this non-cash benefit from the non-GAAP measures because it does not relate to Cypress’s core business or impact its operating performance. Adjustment of this item allows investors to better compare Cypress’s period-over-period operating results.

•	Inventory reserve for last time build inventory.

In connection with the exit of the Texas facility, Cypress completed a last time build of a substantial volume of inventory for certain products that were manufactured at this facility. During the fourth quarter of 2008, Cypress determined a demand reserve against this inventory was needed due to the continuing deteriorating economic conditions. This item is excluded from non-GAAP financial measures because such expense has not historically occurred in every quarter, which would affect the ability of investors to compare Cypress’s period-over-period operating results. In addition management does not believe that this item is indicative of the ongoing operating performance of Cypress’s business.

•	Impairment of assets.

Cypress wrote off the net book values of certain manufacturing equipment in the first quarter of fiscal 2008. Cypress excluded this item because the non-cash expense was not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such non-cash expense.

•	Related tax effect.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above.